Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-49305, No. 33-54455, No. 333-04435, No. 333-57095, No. 333-86801, No. 333-41408, No. 333-86280, No. 333-105622, No. 333-134887, No. 333-162747, No. 333-171616 and No. 333-175350) and S-3 (No. 333-132878 and No. 333-157797) of Humana Inc. of our report dated February 17, 2011 except with respect to our opinion on the consolidated financial statements insofar as it relates to the realignment of business segments as discussed in Note 2, as to which the date is October 20, 2011 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K dated October 20, 2011.

/s/ PricewaterhouseCoopers LLP

Louisville, KY

October 20, 2011